Item 77C  Strategic Income Fund

Registrant incorporates by reference to its Proxy Statement filed on January 4, 2008 (SEC Accession No. 0001193125-08-
001722).
The Special Meeting of Shareholders of DWS Strategic Income
Fund (the "Fund") was held on March 31, 2008 at the offices of Deutsche Asset Management, 345 Park Avenue, New York,
NY 10154. The following matters were voted upon by the shareholders of said Fund (the resulting votes are presented below):
1.	Election of the Board of Trustees.

Number of Votes:
Trustee
For
Withheld
John W. Ballantine
53,270,725.4991
1,993,287.8030
Henry P. Becton, Jr.
53,259,450.3381
2,004,562.9640
Dawn-Marie Driscoll
53,288,660.6081
1,975,352.6940
Keith R. Fox
53,277,391.4051
1,986,621.8970
Paul K. Freeman
53,292,983.0801
1,971,030.2220
Kenneth C. Froewiss
53,290,376.5101
1,973,636.7920
Richard J. Herring
53,300,557.7231
1,963,455.5790
William McClayton
53,285,719.4731
1,978,293.8290
Rebecca W. Rimel
53,289,559.3301
1,974,453.9720
William N. Searcy, Jr.
53,278,905.3891
1,985,107.9130
Jean Gleason Stromberg
53,292,475.2791
1,971,538.0230
Robert H. Wadsworth
53,279,803.7631
1,984,209.5390
Axel Schwarzer
53,277,474.4911
1,986,538.8110

2.	Approval of an Amended and Restated Investment
Management Agreement.
Number of Votes:
For
Against
Abstain
39,172,748.8701
1,539,446.9440
2,706,339.4880

3.	Approval of a Subadvisor Approval Policy.
Number of Votes:
For
Against
Abstain
39,001,945.4221
1,709,820.3130
2,706,769.5670

4.	Approval of the Revised Fundamental Investment Policy
regarding Commodities.
Number of Votes:
For
Against
Abstain
38,995,423.9561
1,654,088.5000
2,769,022.8460

The Meeting was reconvened on June 13, 2008, at which time
the following matter was voted upon by the shareholders. (the resulting votes are presented below):
4A.	Approval of Amended and Restated Declaration of Trust.

Number of Votes:
For
Against
Abstain
43,391,047.1741
1,521,365.9140
3,140,967.8220